SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 15, 2013

Way Cool Imports, Inc.

 (Exact name of registrant as specified in its charter)

Nevada	000-53913	20-3925307
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification Number)

5555 North Star Ridge Way, Star ID	83669
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: 208-283-1542

_______________________________________________

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

      . Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      . Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      . Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

      . Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On November 15, 2013, the Company entered into an Agreement and Plan of Merger (the “Merger”) by and among WAY COOL IMPORTS, INC., a Nevada corporation (“Company”); WAY COOL MERGER SUB, INC., a Nevada corporation and a to be formed wholly-owned subsidiary of the Company (“Merger Sub”); and QUANTUMSPHERE, INC., a California corporation (“QSI”).

Pursuant to the Merger, (i) up to 17,590,489 outstanding shares of common stock, no par value per share, of QSI, (ii) options to purchase up to 5,380,345 shares of common stock of QSI, and (iii) warrants to purchase up to 9,745,668 shares of common stock of QSI will be exchanged, on a one-for-one (1:1) basis, for (A) shares of common stock, $0.001 par value per share, of the Company, (B) options to purchase shares of common stock of the Company, and (iii) warrants to purchase shares of common stock of the Company, respectively and the sum of Fifty Thousand Dollars ($50,000.00).

Pending completion of due diligence by all parties, the Company, as required by the terms of the Merger, will amend and re-state its Articles of Incorporation and By-Laws and will adopt an Omnibus Equity Incentive Plan.  At closing of the Merger, the Company will appoint new officers and directors.

Closing of the proposed Merger is conditioned upon satisfactory completion of due diligence by all parties.

Item 9.01 Financial Statements and Exhibits.

Exhibit	Title	Location
10.1	Agreement and Plan of Merger	Attached

SIGNATURES

Pursuant to the requirements  of the Securities  Exchange Act of 1934, the registrant  has duly  caused  this  report  to be  signed  on its  behalf by the undersigned hereunto duly authorized.

WAY COOL IMPORTS, INC.

By:  /s/ Cornelius Hofman

Cornelius Hofman

President and CEO

                                                           Date:   November 19, 2013